                                                                     Exhibit 7.2

[LOGO(DAVIES)]                    DAVIES WARD PHILLIPS & VINEBERG LLP

                                  12th Floor                   Tel. 212 308 8866
                                  625 Madison Avenue         Telec. 212 308 0132
                                  New York, NY USA 10022            www.dwpv.com





March 3, 2005



British Columbia Securities Commission
Alberta Securities Commission
Saskatchewan Financial Services Commission, Securities Division
The Manitoba Securities Commission
Ontario Securities Commission
Autorite des marches financiers
Nova Scotia Securities Commission
Office of the Administrator - New Brunswick
Prince Edward Island Securities Office
Securities Commission of Newfoundland & Labrador

         (collectively, the "SECURITIES COMMISSIONS")

SUBJECT:      NEUROCHEM INC.

Dear Sirs/Mesdames:

This letter is addressed to you in connection with the final short form base PREP prospectus (the "PROSPECTUS") of Neurochem Inc. dated March 3, 2005.

We hereby consent to the use of our name on the face page of the Prospectus and under the heading "Legal matters" in the Prospectus.

We have read the Prospectus and we have no reason to believe that there are any misrepresentations in the information contained in the Prospectus that is within our knowledge as a result of the services we performed.

This letter is solely for the information of the Securities Commissions and is not to be referred to in whole or in part in the Prospectus or in any other similar document and is not to be relied upon for any other purposes.

Yours truly,


(signed) Davies Ward Phillips & Vineberg LLP